SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                  Rule 13d-102

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  )*

                         National Wireless Holdings Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    638560102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  May 31, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 638560102                   13G                           Page 2 of 10
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Antilles Partners L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       302,800
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             302,800
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    302,800
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    9.08%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 638560102                   13G                           Page 3 of 10
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    FNY Sellitna Partners L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       28,500
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             28,500
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    28,500
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    .86%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 638560102                   13G                           Page 4 of 10
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Alybritt Management LLC
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       331,300 (Comprised of shares owned
                       by Antilles Partners L.P. and shares
                       owned by FNY Sellitna Partners L.P.)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             331,300 (Comprised of shares owned
     WITH              by Antilles Partners L.P. and shares
                       owned by FNY Sellitna Partners L.P.)
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    331,300
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    9.93%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 638560102                   13G                           Page 5 of 10
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Thomas F. Donino
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       331,300 (Comprised of shares owned
                       by Antilles Partners L.P. and shares
                       owned by FNY Sellitna Partners L.P.)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             331,300 (Comprised of shares owned
     WITH              by Antilles Partners L.P. and shares
                       owned by FNY Sellitna Partners L.P.)
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    331,300
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    9.93%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1.

      (a)   Name of Issuer.

            National Wireless Holdings Inc.

      (b)   Address of Issuer's Principal Executive Offices.

            249 Royal Palm Way
            Palm Beach, Florida 33480

Item 2.

      (a)   Name of Person Filing.

            This Schedule 13G is being filed with respect to shares of Common Stock of the Issuer which are beneficially owned by Antilles Partner L.P. ("Antilles"), FNY Sellitna Partners L.P. ("Sellitna), Alybritt Management LLC (Alybritt") and Thomas F. Donino. See Item 4 below.

      (b)   Address of Principal Business Office or, if none, Residence.

            The principal business address of Antilles, Sellitna and Mr. Donino is:

            850 Third Avenue
            New York, New York 10022

            The Principal Business Address of Alybritt is:

            7 Lakeside Drive
            Rye, New York 10580

      (c)   Citizenship.

            Each of Antilles and Sellitna is a Delaware limited partnership. Alybritt is a Delaware limited liability company. Mr. Donino is a United States citizen.

      (d)   Title of Class of Securities.

            Common Stock, $0.01 par value per share

      (e)   CUSIP Number.

            638560102


                               Page 6 of 10 Pages

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

      (a)   |_|   Broker or dealer registered under Section 15 of the Act.
      (b)   |_|   Bank as defined in Section 3(a)(6) of the Act.
      (c)   |_|   Insurance Company as defined in Section 3(a)(19) of the Act.
      (d)   |_|   Investment Company registered under Section 8 of the
                  Investment Company Act.
      (e)   |_|   Investment Adviser in accordance with Sec.
                  240.13d-1(b)(1)(ii)(E).
      (f)   |_|   Employee Benefit Plan or Endowment Fund in accordance with
                  Sec. 240.13d"1(b)(1)(ii)(F).
      (g)   |_|   Parent holding company, in accordance with Sec.
                  240.13d-1(b)(ii)(G).
      (h)   |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.
      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act of 1940.
      (j)   |_|   Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Sec. 240.13d-1(c), check this box |X|.

Item 4.  Ownership

      (a)   Amount Beneficially Owned.

            Antilles:         302,800
            Sellitna:         25,800
            Alybritt:         331,300  (comprised of shares owed by Antilles and
                                       shares owned by Sellitna)

            Thomas Donino:    331,300  (comprised of shares owned by Antilles
                                       and shares owned by Sellitna)

      (b)   Percent of Class.

            Antilles:         9.08%
            Sellitna:         .86%
            Alybritt:         9.93%
            Thomas Donino:    9.93%

      (c)   Number of shares as to which each such person has

            (i)   sole power to vote or to direct the vote:

                  Each of Antilles and Sellitna has the sole power to vote the shares reported above as owned by it which power is exercisable by Mr. Donino as managing member of Alybritt, which is the general partner of each of Antilles and Sellitna.

            (ii)  shared power to vote or to direct the vote: 0

            (iii) sole power to dispose or to direct the disposition of:

                  Each of Antilles and Sellitna has the sole power to dispose the shares reported above as owned by it which power is exercisable by Mr. Donino as managing member of Alybritt, which is the general partner of each of Antilles and Sellitna.

            (iv)  shared power to dispose or to direct the disposition of: 0


                               Page 7 of 10 Pages

Item 5.  Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable.

Item 8.  Identification and Classification of Members of the Group.

            Not applicable.

Item 9.  Notice of Dissolution of Group.

            Not applicable.


                               Page 8 of 10 Pages

Item 10.  Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                 Antilles Partners L.P.
                                 By: Alybritt Management LLC, general partner

Date:  November 28, 2000         By: /s/ Thomas F. Donino
                                     ----------------------------------
                                  Name:  Thomas F. Donino
                                  Title: Managing Member


                                 FNY Sellitna Partners L.P.
                                 By: Alybritt Management LLC, general partner

                                 By: /s/ Thomas F. Donino
                                     ----------------------------------
                                  Name:  Thomas F. Donino
                                  Title: Managing Member

                                         /s/ Thomas F. Donino
                                 --------------------------------------
                                          Thomas F. Donino


                                 Alybritt Management LLC

                                 By: /s/ Thomas F. Donino
                                     ----------------------------------
                                  Name:  Thomas F. Donino
                                  Title: Managing Member

      Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).


                               Page 9 of 10 Pages